BROCKER TECHNOLOGY GROUP LTD

                              FINANCIAL STATEMENTS

                    FOR THE THREE MONTHS ENDED JUNE 30, 2001

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED BALANCE SHEETS

AS AT JUNE 30, 2001 AND 2000

                                                          2001             2000
                                                             $                $
ASSETS

Current Assets
Cash                                                 2,112,438        3,668,472
Accounts receivable                                  9,989,165       22,398,858
Other receivables                                    1,686,526        1,597,105
Inventories                                          8,562,323       15,818,709
Prepaid expenses and deposits                          413,509           69,874
Income taxes recoverable                                    --          681,163
Future tax asset                                       455,286        1,039,057
                                                   -----------      -----------
                                                    23,219,247       45,273,238

Deferred Development Costs                                  --        1,597,504

Capital Assets                                      10,518,274        5,100,881

Investment in Associated Company                            --          849,894

Other Investments                                           --          207,210

Goodwill                                             6,360,393        1,676,896
                                                   -----------      -----------
                                                    40,097,914       54,705,623
                                                   ===========      ===========

LIABILITIES

Current Liabilities
Cash overdraft                                       2,367,326               --
Accounts payable                                     9,940,275       19,332,341
Accrued liabilities                                 10,002,223        2,291,477
Taxation Payable                                     1,058,199          419,401
Financing Facility                                   1,260,947       10,735,236
Current portion of long-term debt                    1,350,290          191,116
                                                   -----------      -----------
                                                    25,979,260       32,969,571

Long -Term Debt                                      5,744,306        1,742,954

Future Tax Liability                                        --           54,805
                                                   -----------      -----------
                                                    31,723,566       34,767,330

EQUITY
Minority Interest                                    1,795,227               --

SHAREHOLDERS' EQUITY

Share Capital                                       28,385,501       21,762,070
Foreign Currency Translation Reserve                (3,532,978)      (2,302,984)
Retained Earnings                                  (18,273,402)         479,207
                                                   -----------      -----------
                                                     6,579,121       19,938,293
                                                   -----------      -----------
TOTAL EQUITY                                         8,374,348       19,938,293
                                                   -----------      -----------
                                                    40,097,914       54,705,623
                                                   ===========      ===========


Signed on behalf of the Board


----------------------------                    ----------------------------
Director                                        Director

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED STATEMENT OF EARNINGS

FOR THE THREE MONTHS ENDED JUNE 30, 2001


                                                            2001           2000
                                                               $              $

Revenue                                               20,342,400     28,525,498

Cost of Goods Sold                                    14,789,836     25,190,771
                                                     -----------    -----------
Gross Margin                                           5,552,564      3,334,727

Operating Expenses
Depreciation and amortisation                            666,837        373,077
Net interest expense                                     314,595        123,465
Salaries and commissions                               2,834,416      2,019,947
Other operating expenses                               1,754,387      1,724,137
                                                     -----------    -----------
Total operating expenses                               5,570,235      4,240,626
                                                     -----------    -----------
Operating (Loss)/Income                                  (17,671)      (905,899)

Equity accounted losses of associated company                 --         13,995
                                                     -----------    -----------
Income before Income Tax Provision                       (17,671)      (919,894)

Income Tax Provision                                      (9,561)      (274,140)
                                                     -----------    -----------
Net Loss after Taxation                                   (8,110)      (645,754)

Minority Interest in Net Loss Ater Taxation               80,977             --

Net Loss for ther period after taxation
 and minority interests                              -----------    -----------
                                                         (89,087)      (645,754)
                                                     ===========    ===========

Earnings Per Common Share                                  (0.02)         (0.04)
                                                     ===========    ===========

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

FOR THE THREE MONTHS ENDED JUNE 30, 2001


                                                           2001            2000
                                                              $               $

Retained Earnings, Beginning of the period          (18,184,314)      1,124,961

Net Earnings for the period                             (89,087)       (645,754)
                                                    -----------     -----------
Retained Earnings, End of the period                (18,273,401)        479,207
                                                    ===========     ===========


Withholding taxes payable on repatriation of earnings are not provided until it is planned to repatriate any of those earnings.








BROCKER TECHNOLOGY GROUP LTD

MOVEMENTS IN FOREIGN CURRENCY TRANSLATION RESERVE

FOR THE THREE MONTHS ENDED JUNE 30, 2001


                                                             2001          2000
                                                                $             $

Beginning of the period                                (3,729,548)   (1,745,415)

Difference arising on the translation of foreign
  operations                                              196,570      (557,569)
                                                       ----------    ----------
End of the period                                      (3,532,978)   (2,302,984)
                                                       ==========    ==========

BROCKER TECHNOLOGY GROUP LTD

CONSOLIDATED CASH FLOW STATEMENTS

FOR THE THREE MONTHS ENDED JUNE 30, 2001

                                                                          2001              2000
                                                                             $                 $
Cash flows from operating activities

Receipts from customers                                             22,154,934        24,563,644
Payments to suppliers and employees                                (22,839,389)      (28,526,793)
Net interest paid                                                     (314,595)         (123,465)
Taxation (paid) / refunded                                            (174,481)           16,464
                                                                   -----------       -----------
Cash flows from operating activities                                (1,173,531)       (4,070,150)

Cash flows from investing activities

Proceeds from the sale of capital assets                               356,703            14,773
Proceeds from the disposal of subsidiaries                             587,497                --

Purchase of capital assets                                            (887,321)         (288,958)
Investment in associated company                                            --           (58,461)
Acquisition of subsidiaries and purchase of investments                     --          (207,210)
                                                                   -----------       -----------
Cash flows from investing activities                                    56,879          (539,856)

Cash flows from financing activities

Proceeds from shares, options and warrants issued and exercised             --                --
Proceeds from mortgage/loan finance                                  2,291,919                --

Repayment of mortgage principle                                       (559,463)          (72,982)
Payment of dividend on preferred shares                                     --                --
                                                                   -----------       -----------
Cash flows from financing activities                                 1,732,456           (72,982)

                                                                   -----------       -----------
Net Increase in cash equivalents                                       615,804        (4,682,988)


(Overdraft)/Cash at the beginning of the year                         (893,077)        8,637,357

Translation of cash equivalents to reporting currency                   22,385          (285,897)
                                                                   -----------       -----------
(Overdraft)/Cash at the End of the period                             (254,888)        3,668,472
                                                                   ===========       ===========

(Overdraft)/Cash comprised of:
Cash                                                                 2,112,438         3,668,472
Bank Overdraft                                                      (2,367,326)               --
                                                                   -----------       -----------
                                                                      (254,888)        3,668,472
                                                                   ===========       ===========

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED JUNE 30, 2001


1    BASIS OF PRESENTATION

a)   General

     Brocker Technology Group Ltd, ( "the Company" ), was incorporated under the Business Corporation Act (Alberta) on November 25, 1993, and obtained its listing on the Alberta Stock Exchange on April 14, 1994.

     On February 28, 1998 the Company transferred its listing to the Toronto Stock Exchange.

     On August 21, 2000 the company additionally listed on the NASDAQ Stock exchange.

     These financial statements have been prepared in accordance with the generally accepted accounting principles of Canada.

b)   Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2    SIGNIFICANT ACCOUNTING POLICIES

a)   Principles of Consolidation

     The consolidated financial statements include the financial statements of the Company and all of its subsidiary companies since the dates of their acquisition. Its wholly owned subsidiaries, all of which are consolidated using the purchase method, are as follows:

     Subsidiary                                              Percentage Held
     Brocker Technology Group (NZ) Limited                        100%
     Brocker Online Services Limited                              100%
     Sealcorp Computer Products Limited                           100%
     Sealcorp Telecommunications Group Limited                    100%
     Certus Consulting Limited                                    100%
     Easy PC Computer Rentals Limited                             100%
     Industrial Communications Service Limited                    100%
     Powercall Technologies Limited                               100%
     Generic Technology Limited                                   100%
     Datec Fiji Limited                                           100%
     Kepra Software Limited                                        52%
     Datec (Australia Limited)                                    100%
     Datec (Vanuatu) Limited                                       66%
     Pacific Software Limited                                     100%
     Datec (PNG) Limited                                           50%
     Datec Queensland                                              50%
     Enertec (Australia) Pty Limited                               50%

     Non-operating Subsidiary                                Percentage Held
     Brocker Investments (Australia) Pty Limited                  100%
     Sealcorp Australia Pty Limited (in receivership)             100%
     Brocker Financial Limited                                    100%
     Image Craft Australia Pty Limited                            100%
     Datec (PNG) Investments                                       50%
     Pritech Corporation Limited                                  100%
     Pritech Australia Pty Limited                                100%
     1 World Systems Limited                                      100%
     Tech Support Limited                                         100%

     At September 1, 2000 Certus Project Consulting Limted was purchased and renamed Broker Professional Services Limited.

     During  the  1998  Brocker   Technology  Group  Ltd  took  a  20%  founding
     shareholding in Highway Technologies Limited. This investment has been recorded using the equity method.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED JUNE 30, 2001


2    SIGNIFICANT ACCOUNTING POLICIES (Continued)

b)   Goodwill

     The excess of cost over the fair value of identifiable net assets of subsidiaries acquired is recorded as goodwill and is amortised on a straight-line basis over its estimated useful life, considered to be three to ten years. On an ongoing basis, management reviews the valuation and amortisation of goodwill taking into consideration any events and circumstances which might have impaired the fair value.

     Where an acquisition price is contingent on a future event or events, no goodwill is recognised until the final acquisition price can be reasonably determined.

c)   Foreign Currency

     Foreign currency transactions are recorded at the exchange rates in effect at the date of settlement. Monetary assets and liabilities arising from trading are translated at closing rates. Gains and losses due to currency fluctuations on these items are included in the statement of earnings.

     The financial statements of foreign operations are translated to Canadian dollars using weighted average exchange rates for the period for items included in the statement of earnings, period end rates for assets and liabilities included in the balance sheet and historical rates for equity transactions. The cumulative translation adjustment represents the deferred foreign exchange gain or loss on the translation of the financial statements.

d)   Inventories

     Inventories principally comprise finished goods and are carried at the lower of cost and net realisable value. Cost is determined on a weighted average or first in first out basis.

e)   Capital Assets

     Capital assets are recorded at cost. Depreciation is calculated on a declining balance basis (except for leasehold improvements where a straight line basis is used) using the following rates:

     Land                                                           0%
     Buildings                                                      2%
     Office equipment                                              20%
     Vehicles                                               20 and 26%
     Furniture and fixtures                                        20%
     Computer hardware                                       20 to 30%
     Computer software                                        30 - 40%
     Plant and Equipment                                      20 - 26%
     Leasehold improvements                               1 to 4 years
     Computer hardware held for rental                    2 to 3 years

f)   Revenue recognition

     The Company earns substantially all of its revenue for the sale and delivery of products to its customers. Revenue is recorded when the products are shipped to customers.

g)   Research and development expenditures

     Research costs, other than capital expenditures, are expensed as incurred. Development costs are expensed as incurred unless they meet the criteria under generally accepted accounting principles for deferral and amortisation. Deferred development costs are amortised over the life of the developed product, currently a maximum of three years.

h)   Future Income Taxes

     Income taxes are accounted for under the asset and liability method. Under this method, future tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognised in income in the period that substantive enactment or enactment occurs.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED JUNE 30, 2001


2    SIGNIFICANT ACCOUNTING POLICIES (Continued)

i)   Earnings Per share

     Earnings per share have been calculated based on the weighted average number of common shares outstanding. The fully diluted earnings per share have been calculated on the assumption that all vested options have been exercised .

     In both cases, common shares to be issued, or held in escrow, in respect of the settlement of earn-out consideration in relation to acquisitions are only taken into account in the calculation of earnings per share once the number of shares can be reasonably determined.

j)   Stock Options

     The company has a stock option plan. When stock options are issued, the value of the option is not determined or recorded. Any consideration received on the exercise of the stock option is credited to share capital.

k)   Cash and cash Equivalents

     Cash and cash equivalents consist of cash on hand and balances with banks, and investments in money market instruments. Cash and cash equivalents included in the cash flow statement are comprised solely of balances with banks.

3    ACQUISITIONS

(a)

     As at October 1, 2001 company completed and signed a formal agreement to acquire the Generic Technology Group, the private holding company of the Datec Group ("Datec") which is a leading developer and marketer of information technology , and a major telecommunications and network management consulting firm. The company will pay $19,911,00 to purchase the Group with an initial issue of 1,393,770 common shares ( deemed value of $10 per share ) plus a cash payment to of $1,493,325. The balance of $4,479,975 is to be paid in four installments, with the last payment due June 30, 2003. As at June 30, 2001 an amount of $1,493,325 has been paid, $1,493,325 accrued as payable and the 1,393,770 shares have been categorised as "To be issued" (Note 5).

(c) At August 31, 2000 the company purchased Certus Project Consulting Limited ("Certus") for a maximum consideration $1,563,500. Certus is involved in the provision of Information Technology and Telecommunications Management Consulting. The maximum purchase price payable is to be based on the lesser of 1.5 times the sales revenue of Certus for the fiscal year ended August 31, 2000 or 21.72 times the net profit before tax in the same period, subject to a maximum price of approximately $1,542,250 and will settled by issuing shares at $7.00. As at June 30, 2001 these shares have been categorised as "To be issued" (Note 5).

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED JUNE 30, 2001


4    INDEBTEDNESS

     The components of indebtedness are follows

     Mortgage finance liability                                                         6,348,431

     Less current portion                                                                (985,739)
                                                                                       ----------
                                                                                        5,362,692

     Capital lease obligations with interest rates ranging from 6.6% to 14.5%
     per annum, collateral by related assets, payable over 1 to 3 years                   659,939

     Less current portion                                                                (321,438)
                                                                                       ----------
                                                                                          338,501

     An unsecured term liability repayable in New Zealand dollars                          43,113
                                                                                       ----------
                                                                                        5,744,306
                                                                                       ==========

5    SHARE CAPITAL

     Authorised

     Unlimited number of common shares
     Unlimited number of Preferred Shares
     10,000,000 Series A Preferred Shares 6 1/2% cumulative

     Issued and outstanding                                                 2001             2000
                                                                               $                $
     Common shares                                                    23,323,222        7,580,710
     Warrants                                                                          16,110,000
     Shares to be issued                                               7,331,267          207,411
     Less:  Share issue costs                                         (2,268,988)      (2,136,051)
                                                                     -----------      -----------
                                                                      28,385,501       21,762,070

     As at June 30, 2001 1,015,421 shares are being held in escrow pursuant to Escrow Agreements which provide for the release of such shares on a performance basis.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED JUNE 30, 2001


5    SHARE CAPITAL

     Earnings Per Common Share

     Earnings per share has been calculated on the basis of the weighted average number of common shares outstanding for the period.

                                                      2001            2000

     Weighted average number of  shares          4,740,829      18,178,624

     Net Profit after tax                          (89,087)       (645,755)
                                               -----------     -----------
     Basic Earnings per share                       ($0.02)         ($0.04)
                                               ===========     ===========

     For the current quarter and previous financial year the effect on earnings per share of the exercise of outstanding options and conversion of preferred shares, for the calculation of fully diluted earnings per share, is anti-dilutive.

     During the period the common shares of the company were consolidated and began trading on this basis on the NASDAQ and Toronto stock Exchanges on April 30 2001.

     The share consolidation was completed on a one for four basis. After consolidation the company has 4,839,261 common shares. All outstanding options and other pending share transactions are adjusted accordingly.

6    SEGMENTAL OPERATIONS

     The group operates in two geographical segments, New Zealand and Australia. The Canadian operations shown relate to administrative items only.

     The reporting of business segments is consistent with those reported in the prior year, including Vendor Services and Application Hosting which have been renamed to better reflect the operations of the segments.

     2001 ($)                                       Canada       New Zealand        Australia         Pacific          Total
     Sales                                               --       10,454,395          778,766        9,109,239      20,342,400
     Net Profit /(loss )                           (133,203)         (68,611)        (134,436)         247,163         (89,087)
     Depreciation & amortisation                    167,903          206,386            4,661          287,888         666,837
     Net Interest Expense                              (580)         112,893            1,805          200,477         314,595
     Identifiable Assets                          9,692,494        7,078,534          518,580       22,808,306      40,097,914

     2000 ($)                                       Canada       New Zealand        Australia         Pacific          Total
     Sales                                               --       22,253,064        6,272,434               --      28,525,498
     Net Profit /(loss )                                 --         (633,099)         (12,655)              --        (645,754)
     Depreciation & amortisation                         --          331,316           41,761               --         373,077
     Net Interest Expense                           (43,346)          95,286           71,525               --         123,465
     Identifiable Assets                         10,242,927       35,551,960        8,910,736               --      54,705,623

     The Group principally operates in four industry segments, being divisions by which the Group is managed, as follows:

     * Distribution and sale of computer and telecommunications hardware and software ("Vendor Services")

     * The hosting of client hardware and software services including technical support and services for the Technology Industry ("Online Services")

     *    Software    application    design   and   development    ("Application
          Development")

     *    Provision   of   professional   consulting   services   ("Professional
          Services")

     The   Corporate   Services   operation   shown   relates  to  the   Group's
     administrative functions in New Zealand, Australia, Canada and the Pacific.

BROCKER TECHNOLOGY GROUP LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED JUNE 30, 2001


6    SEGMENTAL OPERATIONS (Continued)

     2001 ($)                           Professional       Online      Application       Vendor       Corporate        Total
                                          Services        Services     Development      Services      Services
     Sales                                9,500,994        159,850      1,121,045      9,560,511             --     20,342,400
     Net Profit /(loss )                    187,924       (206,027)      (116,565)       496,524       (450,943)       (89,087)
     Depreciation & amortisation            268,289         11,108         54,874         39,506        293,061        666,837
     Net Interest Expense                   116,662             --         85,357         94,886         17,690        314,595
     Identifiable Assets                 21,588,582       (464,193)     1,738,304     14,170,645      3,064,577     40,097,914

     2000 ($)                           Professional       Online      Application       Vendor       Corporate        Total
                                          Services        Services     Development      Services      Services
     Sales                                1,195,714         40,797        259,854     27,029,133             --     28,525,498
     Net Profit /(loss )                    (73,260)       (51,823)      (565,280)      (105,769)       150,378       (645,754)
     Depreciation & amortisation             98,223             --         51,554         57,847        165,453        373,077
     Net Interest Expense                    33,376             --         66,521        183,000       (159,432)       123,465
     Identifiable Assets                  1,346,852         18,455      1,179,889     25,356,899     26,803,528     54,705,623

7    CONTINGENT LIABILITIES

     In the general course of business disputes may arise with customers and other third parties. The Directors consider adequate provision has been made for all such instances.

     One specific dispute is between Datec (Fiji) Limited, a subsidiary of Generic Technology Limited, and the Fiji based Colonial Bank. The dispute has arisen from Datec (Fiji) seeking costs from Colonial Bank in relation to a stalled contract. Colonial Bank has counter-claimed FJD$2.6 million which the Directors consider is without merit and will be vigorously defended. A provision for all anticipated costs in relation to this matter has been made.

8    SUBSEQUENT EVENTS

     At the date of these accounts the Group had entered into a Heads of Agreement to sell Easy PC Computer Rentals Limited. This subsidiary leases computer hardware and software to domestic and commercial clients on short and medium term contracts.

     Subsequent to March 31, 2001 following the decision to withdraw from the distribution business the company terminated its funding arrangement with the National Bank of New Zealand. All indebtedness under the funding facility was repaid by July 2001.

     Subsequent to the end of the period the Group placed the New Zealand head office property at Kahika Road Beachhaven on the market with the intention to sell. The property has a cost of $2,759,372 (NZD$4,314,215).